Exhibit 10.21
Turo
Global Performance Bonus Plan
1.Purpose
The Turo Performance Bonus Plan (the “Plan”) is designed to provide incentives to participating employees to make important contributions to the success of Turo Inc. (the “Company”). The Plan is also intended to enhance the ability of the Company to attract, motivate, and retain highly talented individuals.
2.Administration
The Plan will be administered as follows: (i) for Participants who are “executive officers” of the Company (anyone that is an “officer” of the Company as defined In Rule 16a-1(f) under the Securities Exchange Act of 1934), the Board of Directors of the Company (the “Board”) or, to the extent so delegated by the Board, a duly authorized committee consisting solely of Board members pursuant to its charter or resolutions authorizing such delegation; and (ii) for Participants who are not executive officers of the Company, by the Chief Executive Officer of the Company, or any officer of the Company who has been delegated authority by the Chief Executive Officer ((i) or (ii), as applicable, the “Plan Administrator”). The Plan Administrator will have the sole (or, to the extent the Board has delegated administration to a committee of the Board, concurrent) discretion and authority to administer and interpret the Plan, and the decisions of the Plan Administrator will in every case be final and binding on all persons having an interest in the Plan. Any reference to the Plan Administrator’s discretion herein will be deemed to be the sole discretion of (i) the Board or, to the extent the Board has delegated administration to a Board committee, concurrent discretion of the Board and such committee or (ii) the Chief Executive Officer of the Company, or any officer of the Company who has been delegated authority by the Chief Executive Officer, pursuant to the terms of this paragraph, depending on whether or not a Participant is an executive officer.
3.Eligibility
(a)Participation. Each employee of the Company or its affiliates in a Director-level role or higher who (i), subject to applicable law, is a full-time regular employee of the Company; (ii) is not covered by any other bonus, commission, sales compensation or other cash incentive plan (unless otherwise determined by the Plan Administrator or such other bonus, commission, sales compensation or other cash incentive plan expressly permits concurrent participation in the Plan); and (iii) has been provided with a Target Award (as defined in Section 4 below) and confirmation of eligibility in the Plan by means of a written agreement with the Company or written notification by the Company or an affiliate, is eligible to participate in the Plan and will be considered a “Participant” in the Plan. The Plan excludes persons including but not limited to, employees below the Director level, employees in the US who are not expressly classified by the Company as regular full-time employees and those the Company classifies as non-exempt under the Fair Labor Standards Act or comparable state law, or, subject to applicable law, interns, temporary employees, seasonal employees, leased employees, or any other contingent worker including independent contractors. Unless otherwise specified by the Plan Administrator or expressly provided in a written agreement between a Participant and the Company, an employee who commences eligible employment with the Company or an affiliate company before December 1st of an applicable performance period may become a Participant for such performance period, commencing on the date such employee commences eligible employment with the Company or an affiliate company (provided such employee meets all other eligibility criteria for participation in the Plan) and will receive a pro-rated Target Award (as defined below) based upon the number of full days of eligible employment during such initial performance period, if any such bonus is earned.
(b)Awards. Each Participant in a performance period will be granted an award of a contingent right to a future payment under the Plan (an “Award”) for such performance period, which will be paid contingent upon achievement of applicable performance goals established by the Plan Administrator, in its sole discretion, for the applicable performance period and earned upon satisfaction of all applicable conditions for earning such Awards, as further described herein, including without limitation in Section 3(c) and Section 5 below.  All Awards are ultimately discretionary payments.
(c)Award Payments. In order to be eligible to receive payment of an Award, a Participant must meet the following criteria unless otherwise specified by the Plan Administrator, expressly provided in a written agreement between such Participant and the Company or an affiliated company, as applicable, or as otherwise required by applicable law: (i) be Actively Employed with the Company or an affiliate company from the date such individual’s participation in the Plan commences for the applicable performance period through the date the Award is paid; (ii) have commenced employment with the Company or an affiliate company before December 1st of the performance period; and (iii) comply with any rules of the Plan established by the Plan Administrator. “Actively Employed” shall mean, if the Participant resigns from their employment with the Company or an affiliated company, the last day the Participant actually performed their duties and responsibilities, or, if the Company or an affiliate terminates the Participant's employment for any reason, the later of: (i) the last day the Participant actually performed their duties and responsibilities; or (ii) where applicable to Participants based outside of the US, the last day of the period of notice of termination to which the Participant is entitled under applicable law (e.g., employment standards legislation in Canada). For clarity, for Participants located outside of the US, except as required by applicable law: (i) the last day the Participant is Actively Employed shall not be extended by any contractual or common law notice of termination period in respect of which the Participant receives, as applicable, or may receive pay in lieu of notice of termination or damages in lieu of such notice of termination; and (ii) no bonus payment (nor any pro-rated portions thereof) shall be included in any entitlement which the Participant may have to pay in lieu of notice of termination or damages in lieu of such notice of termination under contract or at common law, if applicable. If a Participant ceases to be eligible to participate in the Plan during a performance period but continues to be an employee of the Company or an affiliated company through the date the Award is paid and otherwise is eligible to receive payment of an Award, such individual’s Award may be adjusted as determined appropriate by the Plan Administrator. There is no guarantee for any payment of an Award under the Plan. Awards are paid as advances and not earned until no longer subject to recoupment in accordance with the Clawback Provisions described in Section 6(h) below, as applicable.
(d)Plan Year. The Plan operates on a fiscal year basis, January 1st through December 31st, also referred to as the performance period herein.
4.Method for Establishing and Determining Awards
(a)Establishment of Target Awards. For each performance period, each Participant will have a target award opportunity under the Plan (“Target Award”), expressed in such Participant’s offer letter with the Company or employment agreement with an affiliate company or otherwise in writing and approved by the Plan Administrator, as either a percentage of such Participant’s Base Salary earned during such performance period or as a set dollar amount. Subject to applicable law, the Plan Administrator is not obligated to treat all Participants similarly. For purposes of the Plan, unless otherwise determined by the Plan Administrator and except as otherwise provided in Section 4(e) below, “Base Salary” for a Participant means the total amount of base salary or base wages actually earned by such Participant during the applicable performance period while such individual is a Participant, including any Base Salary adjustments made throughout the year. Base Salary does not include any bonuses, commissions or other incentive compensation, amounts received or otherwise recognized in connection with equity awards, expense reimbursements, statutory holiday or vacation pay paid in excess of an Participant's base salary or base wages, relocation payments, overtime or shift differential payments, contributions made by the Company under any employee benefit plan, the value of any employee benefits or perquisites paid for by the Company other than reasonable PTO, FTO or sick time off approved by the Company, or any other similar items of compensation. Base Salary will be determined before any deductions for taxes or benefits and deferrals of compensation pursuant to any Company-sponsored plan.
(b)Establishment of Performance Goals. With respect to each performance period, the Plan Administrator will establish the following for each Participant: (i) one or more performance goals (which may be corporate performance goals and/or individual performance goals) and (ii) the relative weights, if any, of such performance goals and (iii) such other terms and conditions of the Award, if any, the Plan Administrator determines appropriate in its discretion (and in accordance with the terms of the Plan). The Plan Administrator will make such determinations under this Section at the times and in the manner determined appropriate in its discretion and is not, subject to applicable law, obligated to treat all Participants similarly.
(c)Evaluation of Performance Results. Following the end of each performance period, the Plan Administrator will determine whether (and to what extent) the performance goals established for such performance period have been achieved. The Plan Administrator has the discretion to make adjustments to performance goals or in the method of calculating the attainment of performance goals, including (but not limited to) adjustments relating to items such as restructuring and/or other nonrecurring charges, items that are “unusual” in nature or occur “infrequently,” unbudgeted or unexpected items, any impact of the adoption of new accounting guidance, changes in applicable accounting rules when determining whether the applicable performance goals have been met, dilutive effects of acquisitions or joint ventures, or costs incurred in connection with potential acquisitions or divestitures.
(d)Determination of Actual Awards. For each performance period, the Plan Administrator will determine the amount of any actual Award for each Participant (which may be below, at or above the applicable Target Award) based on (i) the extent to which the performance goals established for such performance period have been achieved (and any relative weighting of such performance goals), (ii) such Participant’s Target Award, and (iii) if and the extent to which any and all other conditions for a Participant to earn and receive an Award have been met. Notwithstanding the foregoing, in determining the amount of any actual Award for any Participant, the Plan Administrator will have the discretion to reduce the amount of any actual Award below the amount calculated under the terms of the Plan, including to zero, or increase the amount of any actual Award above the amount calculated under the terms of the Plan. In making such determination the Plan Administrator may take into consideration such other factors as it determines appropriate, in its discretion, including without limitation the Participant’s individual performance. Awards will additionally be subject to any maximum payout limitation approved by the Plan Administrator for the applicable performance period.
Unless otherwise determined by the Plan Administrator: (i) any Participant who switches from full-time to part-time employment during the performance period will have his or her actual Award reduced on a pro-rata basis based upon the applicable percentage of full-time equivalent employment that was in effect on an aggregate basis during the performance period and, unless applicable law requires otherwise, such Participant will not receive an Award for the portion of the performance period during which the Participant is employed part-time; and (ii) no adjustment will be made to the determined amount of an actual Award for any Participant due to any reduction in the percentage of full-time equivalent employment of a Participant that occurs after expiration of the performance period and prior to determination of the actual Award.
Unless prohibited by applicable law or otherwise determined by the Plan Administrator: (i) any Participant who is on an approved unpaid leave during the performance period, and who otherwise is eligible to receive and earns an actual Award for such performance period, will have his or her actual Award reduced on a pro-rata basis based upon the number of full days of unpaid leave in the applicable period of employment during the performance period; and (ii) no pro-rated adjustment will be made to the determined amount of an actual Award for any Participant due to any unpaid leave that commences after expiration of the performance period for that bonus year and prior to determination of the actual Award.
Unless otherwise determined by the Plan Administrator, changes to a Target Award due to a Participant's promotion or demotion during a performance period will occur on January 1 or July 1 of the performance period and the amount will be prorated prospectively.
5.Payment of Awards
Following, and subject to, the Plan Administrator’s determination of actual Awards for a performance period, the Plan Administrator will approve the payment of Awards for such performance period, subject to satisfaction of any continued services or additional conditions established by the Plan Administrator to receive the Award. Payment of Awards under the Plan will be made as soon as practicable after such approval or satisfaction of such conditions, as applicable. However, Awards are not earned until no longer subject to recovery pursuant to the Clawback Provisions described in Section 6(h) below, as applicable. As a result, to the extent the Clawback Provisions described in Section 6(h) below apply, the Company pays Awards as an advance payment of the Participant’s earning of the Award, and such advances are subject to recovery pursuant to the Clawback Provisions described in Section 6(h) below.
All Awards made under the Plan will be paid in cash.
6.Miscellaneous
(a)Withholding of Compensation. The Company may deduct and withhold from any amounts payable to Participants under the Plan any amounts required to be deducted and withheld by the Company under the provisions of any applicable federal, state, local or foreign statute, law, regulation, ordinance or order. The Company reserves the right to require a Participant to satisfy such deduction and withholding obligation in such manner as specified by the Company under applicable law, in the event that amounts payable to Participants under the Plan are not paid in the form of cash.
(b)Plan Funding. The Plan will be unfunded. Nothing contained in the Plan will be deemed to require the Company to deposit, invest, hold in trust or set aside amounts for the payment of any Awards under the Plan. The Company’s obligation under the Plan will be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants will be no greater than those of unsecured general creditors. Participants and their heirs, successors, and assigns will have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. Any and all of the Company’s assets will be, and remain, the general unpledged, unrestricted assets of the Company.
(c)Amendment or Termination of the Plan. The Plan may be amended or terminated at any time by the Plan Administrator.
(d)No Guarantee of Continued Service or Participation. The Plan will not confer any rights upon an employee to remain in service with the Company or an affiliate for any specific duration or interfere with or otherwise restrict in any way the rights of the Company or an affiliate to terminate an employee’s service with the Company or an affiliate in accordance with applicable laws, or for US based employees, for any reason, with or without cause or advance notice. Nothing in the Plan alters a US based employee’s at-will employment status with the Company. Participation in a performance period does not guarantee participation in any subsequent performance period.
(e)No Assignment or Transfer. None of the rights, benefits, obligations or duties under the Plan may be assigned or transferred by any individual employee or Participant. Any purported assignment or transfer by any employee or Participant will be void. Participation in the Plan does not give any individual any ownership, security, or other rights in any assets of the Company or an affiliate.

(f)Validity. In the event any provision of the Plan is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Plan.
(g)Governing Documents. Each Award under the Plan will be governed by the provisions of the Plan as set forth herein. This Plan contains the entire agreement between the Company and each Participant on this subject, and supersedes all prior bonus compensation plans or programs of the Company and all other previous oral or written statements regarding any such bonus compensation programs or plans.
(h)Clawback/Recovery. All Awards and payouts under the Plan will be subject to recoupment in accordance with the following provisions, as applicable and subject to applicable law (the “Clawback Provisions”): (i) any clawback policy that the Company (x) is required to adopt pursuant to applicable law (including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities may become listed or as may be required by the Dodd-Frank Wall Street Reform and Consumer Protection Act in the event the Company’s securities become publicly traded and subject thereto) and (y) otherwise voluntarily adopts, to the extent applicable and permissible under applicable law; and (ii) such other clawback, recovery or recoupment provisions set forth in an individual written agreement between the Company or an affiliate and the Participant. No recovery of compensation under such a Clawback Provision will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.
(i)Recovery of Mistaken Payments and Payments Subject to the Clawback Provisions. On occasion, the Company or an affiliate may mistakenly overpay or make incorrect payments of Awards or may need to make deductions for any overpaid amounts under the Clawback Provisions. For these situations, to the extent permitted by applicable law, the Company or an affiliate reserves the right to offset or recover such payment amounts from any future payments of compensation to the Participant. By participating in the Plan, the Participant authorizes the Company or an affiliate to reduce from any amounts owed to the Participant by the Company or an affiliate (including without limitation Base Salary, expense reimbursements, other bonuses or accrued vacation pay, notice pay) such mistaken payment amounts and, to the extent the payment amounts are not repaid to the Company or affiliate from such reduction, then the unpaid balance becomes a debt the Participant owes to the Company or affiliate.
(j)Governing Law. The rights and obligations of any employee under the Plan will be governed by and interpreted, construed and enforced in accordance with the laws of the applicable jurisdiction (i.e., state for US based employees or province or country for non-US employees) in which the Participant primarily performs services to the Company or affiliate, without regard to its or any other jurisdiction’s conflicts of laws principles.
(k)Section 409A. All Plan payments are intended to satisfy the requirements for the “short-term deferral” exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and any ambiguities herein will be interpreted accordingly.

(l)Section 280G.
(i)Any provision of the Plan to the contrary notwithstanding, if any payment or benefit a Participant would receive from the Company, its successor or acquiror or their respective affiliates pursuant to the Plan otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount ((A) or (B)), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit for the Participant. In applying this principle, the reduction will be made in a manner consistent with the requirements of Section 409A of the Code, and if more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.
(ii)In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Participant agrees to promptly return to the payor a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, the Participant will have no obligation to return any portion of the Payment pursuant to the preceding sentence.
(iii)A firm engaged by the Company prior to the effective date of a change in ownership or control will perform the foregoing calculations. The Company will bear reasonable expenses with respect to the determinations by such firm required to be made hereunder.
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Participant’s Acknowledgement:
I have read and understood the terms and conditions of the Turo Performance Bonus Plan (attached hereto) (the “Plan”) and my participation terms described above, and I accept and agree to be bound by the Plan such terms. I understand that failure to sign this document will disqualify me from earning any other payments under the Plan, and that I will not be otherwise eligible to earn any or other bonus payments except as otherwise expressly determined by the Plan Administrator.

Name:
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